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                 October 7, 2022

       Matthew Schatzman
       Chairman and Chief Executive Officer
       NextDecade Corporation
       1000 Louisiana St
       Suite 3900
       Houston, TX 77002

                                                        Re: NextDecade
Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed September 30,
2022
                                                            File No. 333-267680

       Dear Matthew Schatzman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Irene Barberena-Meissner,
       Staff Attorney, at (202) 551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Coleman Wombwell, Esq.